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                                                              EXHIBIT 99.6

                                   CONSENT
                                     OF
                           Bear, Stearns & Co. Inc.

We hereby consent to (i) the inclusion of our opinion letters, dated August 26, 1998, April 13, 1999, and June 3, 1999, to the Special Committee of the Board of Directors of Capstar Broadcasting Corporation as Annex V to the Joint Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "THE MERGER -- Background of The Merger; -- Opinions of Financial Advisors to the Capstar Special Committee and Capstar Board of Directors". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Bear, Stearns & Co. Inc.


                                        By: /s/ RICK A. LACHER
                                            --------------------------------
June 7, 1999